EXHIBIT 99.1

PART I

ITEM 1.	BUSINESS.

General

Nortek was founded in 1967 and is headquartered in Providence, Rhode Island. The Company is incorporated in the State of Delaware. In this annual report, “Nortek,” the “Company,” “we,” “us,” and “our” refer to Nortek, Inc. and its wholly-owned subsidiaries unless the context requires otherwise.

Operating within five reporting segments, we are a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. Our reporting segments are as follows:

•	the Residential Ventilation (“RESV”) segment,

•	the Technology Solutions (“TECH”) segment,

•	the Display Mount Solutions ("DMS") segment,

•	the Residential Heating and Cooling (“RHC”) segment, and

•	the Commercial Air Solutions (“CAS”) segment.

Through these segments, we manufacture and sell, primarily in the United States, Canada, and Europe, a wide variety of products for the remodeling and replacement markets, the residential and commercial new construction markets, the manufactured housing market, and the personal and enterprise computer markets.

Our performance is significantly impacted by the levels of residential replacement and remodeling activity, as well as the levels of residential and non-residential new construction. New residential and non-residential construction activity and, to a lesser extent, residential remodeling and replacement activity are affected by seasonality and cyclical factors such as interest rates, credit availability, inflation, consumer spending, employment levels and other macroeconomic factors, over which we have no control.

During the second quarter of 2012, we changed the composition of our reporting segments to reflect the Display Mount Solutions segment separately from the Technology Solutions segment due to the Chief Operating Decision Maker's decision to operate the segments separately and manage each as a standalone, reportable segment. As a result, we have restated prior period segment disclosures to conform to the new composition.

Additional information concerning our business is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Item 7 of Part II, included in Exhibit 99.5 to this report and incorporated herein by reference. Additional financial information on our reporting segments, as well as foreign and domestic operations, is set forth in Note 12, “Segment Information and Concentration of Credit Risk”, to the consolidated financial statements, Item 8 of Part II, included in Exhibit 99.6 to this report and incorporated herein by reference of this report.

2009 Bankruptcy and Reorganization

On December 17, 2009, we successfully emerged from bankruptcy as a reorganized company after voluntarily filing for bankruptcy on October 21, 2009 with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), pursuant to prepackaged plans of reorganization (the “Reorganization”). The purpose of the Reorganization was to reorganize our capital structure while allowing us to continue to operate our business. The Reorganization was necessary because it was determined that we would be unable to operate our business and meet our debt obligations under our pre-Reorganization capital structure.

As a result of the Reorganization, approximately $1.3 billion of debt was eliminated. On December 29, 2009, the Bankruptcy Court closed the bankruptcy cases for Nortek’s subsidiaries and on March 31, 2010, closed the bankruptcy case for Nortek. On December 17, 2009 (the “Effective Date”), we emerged from bankruptcy as a reorganized company with a new capital structure.

For further information regarding our capital structure, see Note 2, “Reorganization Under Chapter 11”, Note 3, “Fresh-Start Accounting”, Note 8, “Notes, Mortgage Notes and Obligations Payable”, and Note 9, “Share-Based Compensation”, to the consolidated financial statements, Item 8 of Part II, included in Exhibit 99.6 to this report and incorporated herein by reference.

The Company’s Business Segments

Residential Ventilation Segment

Our RESV segment, formerly known as the Residential Ventilation Products ("RVP") segment, primarily manufactures and distributes room and whole house ventilation and other products primarily for the professional remodeling and replacement markets, residential new construction market and do-it-yourself (“DIY”) market. The principal products of the segment, which are sold under the Broan®, NuTone®, Venmar®, Best® and Zephyr® brand names, among others, are:

•	kitchen range hoods,

•	exhaust fans (such as bath fans and fan, heater and light combination units), and

•	indoor air quality products.

Based on internal research and industry knowledge, we believe that we are one of the world's largest suppliers of residential range hoods and exhaust fans and are the largest supplier of these products in North America, in each case, based on revenues. We also believe, based on internal research and industry knowledge, that we are one of the leading suppliers in Europe of luxury “Eurostyle” range hoods, based on revenues. Our kitchen range hoods expel grease, smoke, moisture and odors from the cooking area and are offered under an array of price points and styles from economy to upscale models. The exhaust fans we offer are primarily used in bathrooms to remove humidity and odors and include combination units, which may have lights, heaters or both. Our range hood and exhaust fan products are differentiated on the basis of air movement as measured in cubic feet per minute and sound output as measured in sones. The Home Ventilating Institute in the United States certifies our range hood and exhaust fan products, as well as our indoor air quality products.

Our sales of kitchen range hoods and exhaust fans accounted for approximately 11.9% and 9.2%, respectively, of consolidated net sales in 2011, 14.1% and 10.3%, respectively, of consolidated net sales in 2010 and approximately 14.2% and 10.3%, respectively, of consolidated net sales in 2009. Based on internal research and analysis, we estimate that approximately 70% to 80% of the segment's 2011 net sales were sold for remodeling and replacement applications versus new residential construction.

We believe, based on revenues, we are one of the largest suppliers in North America of indoor air quality products, which include air exchangers, as well as heat or energy recovery ventilators (HRVs or ERVs, respectively), that provide whole house ventilation. These systems bring in fresh air from the outdoors while exhausting stale air from the home. Both HRVs and ERVs moderate the temperature of the fresh air by transferring heat from one air stream to the other. In addition, ERVs also modify the humidity content of the fresh air. We also sell powered attic ventilators, which alleviate heat built up in attic areas and reduce deterioration of roof structures.

Since the late 1970s, homes have been built more airtight and insulated in order to increase energy efficiency. According to published studies, this trend correlates with an increased incidence of respiratory problems such as asthma and allergies in individuals. In addition, excess moisture, which may be trapped in a home, has the potential to cause significant deterioration to the structure and interiors of the home. Proper intermittent ventilation in high concentration areas, such as kitchens and baths, as well as whole house ventilation help to mitigate these problems.

We sell other products in this segment, including, among others, door chimes, medicine cabinets, trash compactors, ceiling fans and central vacuum systems, by leveraging our strong brand names and distribution network.

We sell the products in our RESV segment to distributors and dealers of electrical and lighting products, kitchen and bath dealers, retail home centers and private label customers under the Broan®, NuTone®, Venmar®, Best® and Zephyr® brand names, among others. Private label customers accounted for approximately 16% of the net sales of this segment in 2011.

A key component of our operating strategy for this segment is the introduction of new products and innovations, which capitalize on the strong brand names and the extensive distribution system of the segment's businesses. New product development efforts are focused on improving the style, performance, cost, and energy efficiency of the products. In this segment, we have introduced a line of upscale range hoods encompassing the latest in style and functionality. Also offered in this segment is a full line of EnergyStar® compliant ventilation fans including heavy-duty models ideal for light commercial installations and offices, recessed fan/lights, as well as 35 different models in the Ultra Silent™ Series. We believe that the variety of product offerings and new product introductions help us to maintain and improve our market position for our principal products. At the same time, we believe that our status as a low-cost producer provides the segment with a competitive advantage.

Our primary residential ventilation products compete with many products supplied by domestic and international companies in various markets. We compete with suppliers of competitive products primarily on the basis of quality, distribution, delivery and price. Although we believe we compete favorably with other suppliers of residential ventilation products, some of our competitors have greater financial and marketing resources than this segment of our business.

Product manufacturing in the RESV segment generally consists of fabrication from coil and sheet steel and formed metal utilizing stamping, pressing and welding methods, assembly with components and subassemblies purchased from outside sources (principally motors, fan blades, heating elements, wiring harnesses, controlling devices, glass, mirrors, lighting fixtures, polyethylene components and electronic components) and painting, finishing and packaging.

Over the past several years, we have moved the production of certain of our product lines from facilities in the United States, Canada and Italy to regions with lower labor costs, such as China, Poland and Mexico. In addition to these moves, in 2008, we consolidated the production of medicine cabinets from our facilities in Los Angeles, California and Union, Illinois to our facility in Cleburne, Texas, which was previously used to manufacture range hoods.

This segment's primary products compete globally with products supplied by many domestic and international suppliers in various markets. In the range hood market, this segment's primary global competitors are Elica Group, Faber S.p.A. and Cata Electrodomesticas S.L. This segment competes with Panasonic Corporation, among others, in the residential exhaust fan market.

Our RESV segment had 11 manufacturing plants and employed approximately 2,700 full-time people as of December 31, 2011, of which approximately 200 were covered by collective bargaining agreements which expired in 2011 and approximately 200 are covered by collective bargaining agreements which expire in 2013. In 2011, management approved a plan to reduce costs and improve production efficiencies at our subsidiary, Best, which included a transfer of certain employees in Italy, and an overall reduction of the total workforce in Italy. During 2011, we recorded expenses in the segment related to severance and other costs arising from the implementation of this plan. As we continue to restructure Best, it is possible that additional expenses may be incurred, however, at this point we do not expect to record any significant additional charges in 2012, and believe our relationships with employees in this segment are satisfactory.

Technology Solutions Segment

Our TECH segment, formerly known as the Technology Products segment, manufactures and distributes a broad array of products designed to provide convenience and security for residential and certain commercial applications. The principal product categories sold in this segment include audio/video distribution and control equipment, and security and access control products.

The segment's audio/video distribution and control equipment products include whole-house audio/video systems, video signal transmission and conversion devices, home integration systems as well as certain accessories often used with these systems such as structured wiring, power conditioners and surge protectors. Whole-house audio/video systems include multi-room/multi-source controllers and amplifiers, home theater receivers, intercom systems, speakers, and control devices such as keypads, remote controls and volume controls. The segment's speakers are primarily built-in (in-wall or in-ceiling) and are primarily used in multi-room or home theater applications. These products are sold under the Niles®, Elan®, ATON™, SpeakerCraft®, Proficient Audio Systems®, Sunfire®, and Xantech® brand names, among others. The segment's video signal transmission and conversion devices allow conversion of video signals into various formats as well as the transmission of video signals to multiple display screens. In addition to residential home theater applications, these products are often used in non-residential applications such as retail outlets, airports and casinos and are sold under the Magenta™ and Gefen® brand names. The segment's home integration systems include software and hardware that facilitate the control of third-party residential subsystems such as home theater, whole-house audio, climate control, lighting, security and irrigation. These products are sold under the Home Logic® and Elan g!® brand names. Other products in this category include power conditioners and surge protectors sold under the Panamax® and Furman® brand names and structured wiring products sold under the OpenHouse® and Channel Plus® brand names. Sales of audio/video distribution and control products accounted for approximately 46% and 50% of total TECH segment net sales in 2011 and 2010, respectively.

The segment's security and access control products include residential and certain commercial intrusion protection systems, components for closed circuit television systems (camera housings), garage and gate operators and devices to gain entry to buildings and gated properties, such as radio transmitters, wireless window and door contacts, control panels, keypads and telephone entry systems. These products are sold under the Linear®, SecureWireless, GTO/PRO®, Mighty Mule®, OSCO®, Aigis®, AllStar®, IEI®, Luxor and certain private label brand names, as well as Westinghouse®, which is licensed. Sales of security and access control products accounted for approximately 54% and 50% of total TECH segment net sales in 2011 and 2010, respectively.

We sell the products in our TECH segment to distributors, professional installers, electronics retailers and original equipment manufacturers. Sales in this segment are primarily driven by replacement applications, new installations in existing properties and to a lesser extent new construction activity. In addition, a portion of the sales in this segment is driven by sales to customers in the non-residential market. Based on internal analysis, we estimate that in 2011, approximately 70% to 80% of this segment's net sales was attributable to end-use applications not related to residential new construction.

The segment offers a broad array of products under widely-recognized brand names with various features and price points, which we believe allows it to expand its distribution in the professional installation and retail markets. Another key component of our operating strategy is the introduction of new products and innovations, which capitalize on our well-known brand names and strong customer relationships.

The segment's primary products compete with products supplied by many domestic and international suppliers in various markets. The segment competes with two portfolio companies of Duchossois Industries, Inc., Chamberlain Corporation, and AMX LLC. The segment also competes with Crestron Electronics, Inc., among others. The segment competes with suppliers of competitive products primarily on the basis of quality, distribution, delivery and price. In addition, certain products are sourced from low cost Asian suppliers based on our specifications. Although we believe we compete favorably with other suppliers of technology products, some of our competitors have greater financial and marketing resources than this segment of our business.

In this segment, we have several administrative and distribution facilities in the United States and a significant amount of our products are manufactured at our facilities located in China. Our TECH segment had 7 manufacturing plants and employed approximately 1,900 full-time people as of December 31, 2011. We believe that our relationships with the employees in this segment are satisfactory.

Display Mount Solutions Segment

Our DMS segment, which was previously reported as part of the TECH segment, manufactures and distributes a broad array of products designed with ergonomic features including wall mounts, desk mounts, arms, carts, workstations, and stands that attach to or support a variety of display devices such as computer monitors, notebook computers, and flat panel displays. Many of these products are offered with features that allow users to comfortably sit or stand while working at a computer. The segment also sells charging carts designed for notebook computers and tablets.

These products are sold under the Ergotron® and OmniMount® brand names, as well as certain original equipment manufacturer brand names in the personal computer industry. Sales in our DMS segment accounted for approximately 12.7% of consolidated net sales in 2011.

We sell the products in our DMS segment to distributors, retailers and original equipment manufacturers. Through these channels, the segment serves the healthcare, education, office, hospitality and home markets. Sales in this segment are primarily driven by personal computer and I.T. spending and consumer purchases of flat-panel televisions as well as attachment of our products to existing computer and television displays. Based on internal analysis, we estimate that in 2011, approximately all of this segment's net sales were attributable to end-use applications not related to residential new construction.

The segment offers a broad array of products under widely-recognized brand names with various features and price points, which we believe allows it to expand its distribution and its relationships with its OEM customers. Another key component of our operating strategy is the introduction of new products and innovations, which capitalize on our well-known brand names and strong customer relationships.

The segment's primary products compete with products supplied by many domestic and international suppliers in various markets. The segment competes with Milestone AV Technologies (a portfolio company of Duchossois Industries, Inc. that sells under the Chief and Sanus brand names), Peerless Industries, Inc., and Rubbermaid Medical Solutions, a division of Newell Rubbermaid, Inc., among others. The segment competes with suppliers of competitive products primarily on the basis of quality, innovation, distribution, delivery and price. Although we believe we compete favorably with other suppliers of display mount products, some of our competitors have greater financial and marketing resources than this segment of our business.

In this segment, we have several administrative and distribution facilities in the United States and Europe, and a significant amount of our products are manufactured at our facility located in China. Our DMS segment had 4 manufacturing plants and employed approximately 1,400 full-time people as of December 31, 2011. We believe that our relationships with the employees in this segment are satisfactory.

Residential Heating and Cooling Segment

Our RHC segment, formerly known as the Residential Air Conditioning and Heating Products ("RHVAC") segment, principally manufactures and sells split-system and packaged air conditioners and heat pumps, air handlers, furnaces and related equipment, accessories and parts for the residential and certain commercial markets. For site-built homes and certain commercial structures, the segment markets its products under the licensed brand names Frigidaire®, Tappan®, Philco®, Kelvinator®, Gibson®, Westinghouse® and Maytag®. The segment also supplies products to certain of its customers under the Broan®, NuTone®, Mammoth® and several private label brand names. Within the residential market, we are one of the largest suppliers of HVAC products for manufactured homes in the United States and Canada. In the manufactured housing market, the segment markets its products under the Intertherm® and Miller® brand names.

Demand for replacing and modernizing existing equipment, regulatory changes, the level of housing starts and manufactured housing shipments are the principal factors that affect the market for the segment's residential HVAC products. We anticipate that the demand by the replacement market will continue to exceed the demand for products by the new installation market as a large number of previously installed heating and cooling products become outdated or reach the end of their useful lives. The demand for residential cooling products is also affected by spring and summer temperatures, although the seasonal effects are less dramatic than those experienced in the window air conditioning market which we do not sell to. We believe that our ability to offer both heating and cooling products helps offset the effects of seasonality on this segment's sales.

The segment sells its manufactured housing products to builders of manufactured housing and, through distributors, to manufactured housing retailers and owners. The majority of sales to builders of manufactured housing consist of furnaces designed and engineered to meet or exceed certain standards mandated by the U.S. Department of Housing and Urban Development, or HUD, and other federal agencies. These standards differ in several important respects from the standards for furnaces used in site-built residential homes. The aftermarket channel of distribution includes sales of both new and replacement air conditioning units and heat pumps and replacement furnaces. We believe that we have one major competitor in the manufactured housing furnace market, York by Johnson Controls, which markets its products primarily under the “Coleman” name. The segment competes with most major industry manufacturers in the manufactured housing air conditioning market.

The segment sells residential HVAC products for use in site-built homes through independently owned distributors who sell to HVAC contractors. The site-built residential HVAC market is very competitive. In this market, the segment competes with, among others, Carrier Corporation (a subsidiary of United Technologies Corporation), Rheem Manufacturing Company, Lennox Industries, Inc., Trane, Inc. (a subsidiary of IngersollRand Company), York by Johnson Controls and Goodman Global, Inc. During 2011, we estimate that approximately 60% of this segment's net sales were attributable to the replacement market versus residential construction, including manufactured housing.

In addition, the segment sells residential HVAC products outside of North America, with sales concentrated primarily in Latin America and the Middle East. International sales consist of not only the segment's manufactured products, but also products manufactured to specification by outside sources. The products are sold under the Westinghouse® licensed brand name, the segment's own Miller® brand name, as well as other private label brand names.

The segment competes in both the site-built and manufactured housing markets on the basis of breadth and quality of its product line, distribution, product availability and price. Although we believe that we compete favorably with respect to certain of these factors, most of the segment's competitors have greater financial and marketing resources and the products of certain competitors may enjoy greater brand awareness than our residential HVAC products.

Our RHC segment had 3 manufacturing plants and employed approximately 1,100 full-time people as of December 31, 2011. We believe that our relationships with our employees in this segment are satisfactory.

Commercial Air Solutions Segment

Our CAS segment, formerly known as the Commercial Air Conditioning and Heating Products ("CHVAC") segment, manufactures and sells HVAC systems that are custom-designed to meet customer specifications primarily for hospitals, educational facilities, as well as commercial offices, manufacturing facilities, retail stores, clean rooms, data centers, and governmental buildings. We estimate that the healthcare and education markets represented approximately 40% of 2011 net sales for this segment. These systems are designed primarily to operate on building rooftops (including large self-contained walk-in units), or on individual floors within a building, and to have cooling capacities ranging from 40 tons to 600 tons. The segment markets its commercial HVAC products under the Governair®, Mammoth®, Temtrol®, Venmar CES™, Ventrol®, Webco™, Huntair®, Cleanpak™ and Fanwall® brand names. Based on replacing large fans in air handlers with a modular array of smaller fans, Fanwall® technology allows for major improvements in reliability, energy efficiency, sound attenuation, footprint, and operating costs, and also is ideal for retrofit applications.

Our subsidiary, Eaton-Williams Group Limited, manufactures and markets custom and standard air conditioning and humidification equipment throughout Western Europe under the Vapac®, Cubit®, Qualitair®, Edenaire®, Colman™ and Moducel™ brand names.

The market for commercial HVAC equipment is divided into standard and custom-designed equipment. Standard equipment can be manufactured at a lower cost and therefore offered at substantially lower initial prices than custom-designed equipment. As a result, standard equipment suppliers generally have a larger share of the overall commercial HVAC market than custom-designed equipment suppliers, such as us. However, because of certain building designs, shapes or other characteristics, we believe there are many applications for which custom-designed equipment is required or is more cost effective over the life of the building. Unlike standard equipment, the segment's commercial HVAC equipment can be designed to match a customer's exact space, capacity and performance requirements. The segment's packaged rooftop and self-contained walk-in equipment rooms maximize a building's rentable floor space because this equipment is located outside the building. In addition, the manner of construction and timing of installation of commercial HVAC equipment can often favor custom-designed over standard systems. As compared with site-built and factory built HVAC systems, the segment's systems are factory assembled according to customer specifications and then installed by the customer or third parties, rather than assembled on site, permitting extensive testing prior to shipment. As a result, the segment's commercial systems can be installed later in the construction process than site-built systems, thereby saving the owner or developer construction and labor costs. The segment sells its commercial HVAC products primarily to contractors, owners and developers of commercial office buildings, manufacturing and educational facilities, hospitals, retail stores, clean rooms, data centers, and governmental buildings. The segment seeks to maintain, as well as establish and develop, strong relationships nationwide with design engineers, owners and developers, and the persons who are most likely to value the benefits and long-term cost efficiencies of its custom-designed equipment.

During 2011, we estimate that approximately half of our air conditioning and heating product commercial sales came from replacement and retrofit activity, which typically is less cyclical than new construction activity and generally commands higher margins. The segment continues to develop products and marketing programs to increase penetration in the growing replacement and retrofit market.

The segment's commercial HVAC products are marketed through independent manufacturers' representatives, as well as other sales, marketing and engineering professionals. The independent representatives are typically HVAC engineers, a factor which is significant in marketing the segment's commercial products because of the design-intensive nature of the market segment in which we compete.

We believe that we are among the largest suppliers of custom-designed commercial HVAC products in the United States. The segment's four largest competitors in the commercial HVAC market are Carrier Corporation, York by Johnson Controls, McQuay International (a subsidiary of Daikin Corporation) and Trane, Inc. (a subsidiary of Ingersoll-Rand Company). The segment competes primarily on the basis of engineering support, quality, design and construction flexibility and total installed system cost. Although we believe that we compete favorably with respect to some of these factors, most of our competitors have greater financial and marketing resources than this segment of our business and enjoy greater brand awareness. However, we believe that our ability to produce equipment that meets the performance characteristics required by the particular product application provides us with an advantage that some of our competitors do not enjoy.

Our CAS segment had 9 manufacturing plants and employed approximately 2,200 full-time people at December 31, 2011, of which approximately 200 were covered by a collective bargaining agreement which expires in 2012. We believe that our relationships with our employees in this segment are satisfactory.

Backlog

Backlog expected to be filled within the next twelve months was approximately $329.2 million as of December 31, 2011 as compared to approximately $272.4 million as of December 31, 2010. The increase in backlog at December 31, 2011 as compared to December 31, 2010 primarily reflects an increase in the CAS segment primarily related to an increase in orders and improved pricing during 2011 principally for jobs expected to be delivered during the first half of 2012.

Backlog is not regarded as a significant factor for operations where orders are generally for prompt delivery. While backlog stated for all periods is believed to be firm, as all orders are supported by either a purchase order or a letter of intent, the possibility of cancellations makes it difficult to assess the firmness of backlog with certainty, and therefore there can be no assurance that our backlog will result in actual revenues.

Raw Materials

We purchase raw materials and most components used in our various manufacturing processes. The principal raw materials and components we purchase are rolled sheet steel, formed and galvanized steel, copper, aluminum, plate mirror glass, various chemicals, paints, plastics, motors and compressors.

The materials, molds and dies, subassemblies and components purchased from other manufacturers, and other materials and supplies used in our manufacturing processes have generally been available from a variety of sources. From time to time the cost and availability of raw materials is affected by the raw material demands of other industries, among other factors. Whenever practical, we establish multiple sources for the purchase of raw materials and components to achieve competitive pricing, ensure flexibility, and protect against supply disruption. We employ a company-wide procurement strategy designed to reduce the purchase price of raw materials and purchased components. We believe that the use of these strategic sourcing procurement practices will continue to enhance our competitive position by reducing costs from vendors and limiting cost increases for goods and services in sectors experiencing rising prices.

We are subject to significant market risk with respect to the pricing of the principal raw materials used to manufacture our products. If prices of these raw materials were to increase dramatically, we may not be able to pass such increases on to our customers and, as a result, gross margins could decline significantly.

Research and Development

Our research and development activities are principally for new product development and represented approximately 2.7%, 2.9% and 2.9% of consolidated net sales for the years ended 2011, 2010 and 2009, respectively.

Trademarks and Patents

We own or license numerous trademarks that we use in the marketing of our products. Certain of the trademarks we own, including Broan® and NuTone®, are particularly important in the marketing of our products. We also hold numerous design and process patents, but no single patent is material to the overall conduct of our business. It is our policy to obtain and protect patents whenever such action would be beneficial to us.

Environmental and Regulatory Matters

We are subject to numerous federal, state, local and foreign laws and regulations relating to protection of the environment, including those that impose limitations on the discharge of pollutants into the environment (land, air and water), establish standards for the use, treatment, storage and disposal of solid and hazardous materials and wastes and govern the cleanup of contaminated sites. We believe that we are in substantial compliance with the material laws and regulations applicable to us. We are involved in current, and may become involved in future, remedial actions under federal and state environmental laws and regulations which impose liability on companies to clean up, or contribute to the cost of cleaning up, sites currently or formerly owned or operated by such companies or sites at which their hazardous wastes or materials were disposed of or released. Such claims may relate to properties or business lines acquired by us after a release has occurred. In other instances, we may be partially liable under law or contract to other parties that have acquired businesses or assets from us for past practices relating to hazardous materials or wastes. Expenditures for the years ended 2011, 2010 and 2009 to evaluate and remediate such sites were not material to our business, either individually or collectively. While we are able to reasonably estimate certain of our contingent losses, we are unable to estimate with certainty our ultimate financial exposure in connection with identified or yet to be identified remedial actions due, among other reasons, to: (i) uncertainties surrounding the nature and application of current or future environmental regulations, (ii) our lack of information about additional sites where we may be identified as a potentially responsible party ("PRP"), (iii) the level of clean-up that may be required at specific sites and choices concerning the technologies to be applied in corrective actions and (iv) the time periods over which remediation may occur. Furthermore, since liability for site remediation may be joint and several, each PRP is potentially wholly liable for other PRPs that become insolvent or bankrupt. Thus, the solvency of other PRPs could directly affect our ultimate aggregate clean-up costs. In certain circumstances, our liability for clean-up costs may be covered in whole or in part by insurance or indemnification obligations of third parties.

Our HVAC products must be designed and manufactured to meet various regulatory standards, including standards addressing energy efficiency and the use of refrigerants. The United States and other countries have implemented a protocol on ozone-depleting substances that restricts or prohibits the use of hydrochlorofluorocarbons (“HCFCs”), a refrigerant used in air conditioning and heat pump products. In particular, regulations effective January 1, 2010 in the United States prohibit the use of refrigerant HCFC-22 in HVAC products manufactured on or after January 1, 2010. Our HVAC products manufactured after January 1, 2010 for sale or distribution in the United States are designed for use with acceptable substitute refrigerants. In 2011, the Department of Energy issued revised national and regional energy conservation standards that are scheduled to take effect for non-weatherized furnaces on May 1, 2013 and for central air conditioners, central air conditioning heat pumps and weatherized furnaces on January 1, 2015. We must continue to modify our products to meet these and other applicable standards as they develop and become more stringent over time.

Employees

We employed approximately 9,300 full-time people as of December 31, 2011.

A work stoppage at one of our facilities could cause us to lose sales and incur increased costs and could adversely affect our ability to meet customers’ needs. A plant shutdown or a substantial modification to a collective bargaining agreement could result in material gains or losses or the recognition of an asset impairment. As agreements expire and until negotiations are completed, we do not know whether we will be able to negotiate collective bargaining agreements on the same or more favorable terms as the current agreements, or at all, and without production interruptions, including labor stoppages.

Working Capital

The carrying of inventories to support customers and to permit prompt delivery of finished goods requires substantial working capital. Substantial working capital is also required to carry receivables. The demand for our products is seasonal, particularly in the Northeast and Midwest regions of the United States and in Canada where inclement weather during the winter months usually reduces the level of building and remodeling activity in both the home improvement and new construction markets. Certain of the residential product businesses in the RHC segment have in the past been more seasonal in nature than our other businesses’ product categories. As a result, the demand for working capital of our subsidiaries is greater from late in the first quarter until early in the fourth quarter. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources,” Item 7 of Part II, included in Exhibit 99.5 to this report and incorporated herein by reference.